Exhibit 99.1
Contact:
Chris Whelan
T 502-627-4999
F 502-627-3629

October 3, 2013

LG&E and KU Announce Plans to Build Second Natural Gas
Combined-Cycle Generating Station and a Solar Generation Facility
Both plants to be located on existing properties;
NGCC to create about 40 full-time, 250 construction jobs

(LOUISVILLE, Ky.) – Louisville Gas and Electric and Kentucky Utilities companies announced today that they plan to file for a certificate of public convenience and necessity with the Kentucky Public Service Commission for permission to construct a second natural gas combined-cycle generating station (NGCC) and a solar generating facility. The NGCC plant, to be located in Muhlenberg County, is expected to create about 40 permanent full-time jobs and several hundred construction jobs in western Kentucky.

Due to increased federal environmental regulations, LG&E and KU previously announced they are retiring 800 megawatts of older coal-fired generation — at Cane Run, Green River and Tyrone stations — and building a 640-megawatt NGCC unit at Cane Run. A request for proposals was issued in September 2012 to address the remaining lost generation and long-term load growth.

LG&E and KU evaluated competitive bids which included renewable energy, existing energy within Kentucky and building new generation. The utilities also considered short-term proposals (from one to five years) and long-term proposals (from 10 to 20 years). After careful analysis, building a second NGCC at the existing Green River site proved to be the best long-term solution for baseload generation. While the details are being finalized, the plant is expected to have about 700 megawatts of capacity and cost approximately $700 million to construct. Additionally, the companies will be seeking to construct about a 10-megawatt solar facility costing approximately $25 million at one of its existing generating stations. Several sites are still being evaluated in order to determine the optimal location.

“In order to continue to meet our customers’ energy needs and considering ever-increasing federal environmental regulations, this has been a lengthy and complicated bid process.  We’re pleased that the outcome creates economic development in western Kentucky and provides LG&E and KU customers with reliable, low-cost energy that will meet the latest set of federal EPA regulations,” said Paul W. Thompson, LG&E and KU chief operating officer.

LG&E and KU plan to file the certificate of public convenience and necessity for the new NGCC plant and solar facility with the KPSC before the end of the year. The utilities intend to have the NGCC plant online in 2018 and the solar facility online in 2016. If approved, LG&E and KU’s generation capacity will be 59 percent coal-fired, 40 percent natural gas-fired and 1 percent renewable.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 546,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.